COMMERCE GROUP CORP.
                          6001 North 91st Street
                      Milwaukee, Wisconsin 53225-1795


                 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                 To Be Held On Friday, September 26, 1997

To the Shareholders of Commerce Group Corp.:

The Annual Meeting of Shareholders of Commerce Group Corp. (the
"Company") will be held at the Tripoli Country Club, 7401 N. 43rd Street, Milwaukee, Wisconsin 53209, on Friday, September 26, 1997, at 1:30 p.m. (local time) for the following purposes:

1. To elect one director to serve for the period specified herein and until his successor is elected and qualified;

2. To ratify the selection of Redlin and Associates as the Company's independent accountants for the fiscal year ended March 31, 1998; and

3. To transact such other business as may be properly brought before the meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on July 31, 1997 as the record date for determination of shareholders entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

YOU ARE INVITED TO ATTEND THIS MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. THEREFORE, YOU ARE URGED TO PROMPTLY SIGN AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED WITHIN THE UNITED STATES. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO ITS EXERCISE BY GIVING WRITTEN NOTICE TO THE SECRETARY OF THE COMPANY. IF YOU RETURN AN EXECUTED PROXY AND THEN ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON. ATTENDANCE AT THE MEETING WILL NOT BY ITSELF REVOKE A PROXY.


                              By Order of the Board of Directors


                              Edward A. Machulak

                              Executive Vice President
                              and Corporate Secretary


August 1, 1997
Milwaukee, Wisconsin

                           COMMERCE GROUP CORP.
                          6001 North 91st Street
                      Milwaukee, Wisconsin 53225-1795


                             PROXY STATEMENT


                             August 1, 1997

                             ______________


This Proxy Statement is furnished by the Board of Directors of Commerce Group Corp. (respectively the "Board" and the "Company" or "Commerce") in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders to be held at 1:30 p.m. C.D.T. on Friday, September 26, 1997, or at any adjournment thereof (the "Annual Meeting" or "Meeting") pursuant to the Notice of said Meeting. This Proxy Statement and the proxies solicited hereby are being first mailed to shareholders of the Company on or about August 1, 1997.

SHAREHOLDERS ARE URGED, WHETHER OR NOT THEY EXPECT TO ATTEND THE ANNUAL MEETING, TO COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. You may revoke your proxy at any time prior to its exercise by giving written notice to the Secretary of the Company. If you return an executed proxy and then attend the Annual Meeting, you may revoke your proxy and vote in person. Attendance at the Annual Meeting will not by itself revoke a proxy.

Unless otherwise directed in the accompanying proxy, persons named therein will vote FOR the election of the one director nominee listed herein and FOR the ratification of the selection of Redlin and Associates as the Company's independent accountants for the fiscal year ended March 31, 1998. As to any other business that may properly come before the Meeting, the proxy holders will vote in accordance with the recommendations of the Board of Directors.

                             VOTING SECURITIES

July 31, 1997 has been fixed as the record date for determination of shareholders entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. As of July 31, 1997, there were issued, outstanding and entitled to vote 10,307,174 shares of Commerce's common stock, $0.10 par value (common stock). Each share of common stock entitles the shareholder to one vote on all matters presented at the meeting.

           PRINCIPAL SHAREHOLDERS AND OWNERSHIP BY MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of Commerce's common stock as of June 30, 1997, by each of its directors who own Commerce common stock, all directors and officers as a group, and each shareholder who beneficially owns more than 5% of Commerce's outstanding common stock.

                                                  Amount and Nature of
                                              Beneficial Ownership (1)(2)
Name and Address of                           ---------------------------
Beneficial Owner*           Position               Shares       Percent
-------------------   -----------------------      ------       -------

Edward L. Machulak    Chairman of the Board,
                      Director, President,
                      Treasurer, Director
                      Emeritus, Member of
                      the Executive Committee    1,570,222(3)    15.24%

Edward A. Machulak    Director, Executive Vice
                      President, Secretary and
                      Member of the Executive
                      Committee                     88,058(4)      .85%

Clayton H. Tebo       Director                      19,751         .19%

General Lumber & Supply Co., Inc.
(General Lumber)                                   868,000(3)     8.42%
                                                 ------------    ------
All Directors, Officers and
Affiliates as a Group (4)                        2,546,031       24.70%


*All directors and beneficial owners listed above can be contacted through Commerce's offices located at 6001 N. 91st Street, Milwaukee, Wisconsin 53225-1795.

(1) Unless otherwise indicated, shares shown as beneficially owned are those as to which the named person possesses sole voting and investment power.

(2) All shares indicated are based on common stock, after the exercise of rights.

(3) The 1,570,222 common shares owned directly by him as of July 13, 1997 include the 97,161 shares held jointly with his wife, but do not include the 85,000 shares borrowed by the Company, the 6,914 shares due for interest on the shares borrowed or pledged on behalf of the Company, and the 868,000 shares owned by General Lumber, a privately-held company in which he owns 55% of the common shares.
     If these 959,914 shares were added to the 1,570,222 common shares owned by him directly, then the total shares under his control amount to 2,530,136 and would represent a 24.55% ownership of shares based on 10,307,174 shares issued and outstanding. This total number of shares does not assume the exercise of the 1,531,360 existing stock options of which 83,900 option shares are owned by his wife, 68,000 shares are owned by General Lumber, and the balance are owned by others.

     The number of common shares owned by Sylvia Machulak, wife of Edward
     L. Machulak, the President of the Company, personally as of June 30, 1997, is 115,967. The number of shares owned by the Sylvia Machulak Rollover Individual Retirement Account as of June 30, 1997, is 250,000. If the shares owned by Sylvia Machulak and her Rollover Individual Retirement Account were added to the 2,530,136 above described shares owned by him, then the total shares would amount to 2,896,103, or a 28.10% ownership. Mr. Machulak disclaims any beneficial interest in these shares owned by Sylvia Machulak, except the 97,161 shares held jointly.

(4) Does not include 1,000 shares owned by Carol A. Machulak, Edward A. Machulak's wife, in which he disclaims any beneficial interest.

             PROPOSAL NO. 1--ELECTION OF A DIRECTOR

Nominee for Election

The Company's Directors, for continuity, are divided into three Classes:
I, II and III, to permit staggered terms for each class of Directors. They are elected by class at each annual meeting. At this annual meeting, one director, a Class II Director, will be elected to serve until the next election of the Class II Director, for which such Director shall have been chosen and until his successor shall be elected and qualified. The Director elected is for a three-year term. The nominees receiving the greatest number of votes at this annual meeting for the one Director vacancy position will be elected. Three Directors constitute the total number of Directors.

The nominee for election as a Class II Director at this Annual Meeting set forth in the table below is an incumbent Director who was elected at the 1994 Annual Meeting of Shareholders for a three-year term. The nominee has consented to serve as a Director if elected. Unless authority to vote for any Director is withheld in a proxy, it is intended that each proxy will be voted FOR such nominee. In the event that the nominee for Director should before the Meeting become unable to serve, it is intended that shares represented by proxies which are executed and returned will be voted for such substitute nominee as may be recommended by the Company's existing Board of Directors, unless other directions are given in the proxies. To the best of the Company's knowledge, the nominee will be available to serve.

The Board of Directors recommend a vote FOR the nominee listed below.

                                                     Class Expiration of
     Nominee       Age  Position    Director Since      Term of Office
     -------       ---  --------    --------------   -------------------
Edward A. Machulak  45  Director   October 28, 1985      Class II, 2000

Edward A. Machulak (son of the Chairman and President) has been a Director since October 28, 1985, and he was elected as a member of the Directors' Executive Committee on March 11, 1991; Executive Vice President as of October 16, 1992; Secretary as of January 12, 1987; and he was the Assistant Secretary from April 15, 1986 through January 12, 1987. His business experience is as follows: Director and Corporate Secretary of General Lumber & Supply Co., Inc., a building material wholesale and retail distribution center from April 1, 1970 to November 1983; Director and President of Gamco, Inc., a marketing and advertising company, from November 1983 to present; Director and President of Circular Marketing, Inc., an advertising and marketing business, from March 1986 to present; Director and President of Edjo, Ltd., a company involved in the development, subdividing and sale of land and real estate from June 7, 1973 to present; Director and President of Landpak, Inc., a corporation which owns, operates, manages and sells real estate from September 1985 to present; and he was involved in other corporate real estate ventures and business activities since 1976.

Other Directors Whose Terms of Office Have Not Expired

Class I Director - term expires in 1999

Clayton H. Tebo, age 84, has been a Director of the Company since March 11, 1991. Mr. Tebo had been a Director of the Company from the Company's inception, September 1962 through March 1, 1969. Mr. Tebo has been retired since March 6, 1969, however, he has been retained from time to time by the Company as a consultant for special projects. He also was the special assistant to the President prior to and after his 1969 retirement.

Class III Director - term expires in 1998

Edward L. Machulak, age 71, has been employed by the Company since September 1962. Mr. Machulak has served as the President, Director, and Chairman of the Board of Directors of the Company since 1962, Treasurer since 1978, and on March 11, 1991, he was elected as a Member of the Directors' Executive Committee.

He is a Director and the President for each of the Company's subsidiaries: Homespan Realty Co., Inc.; Piccadilly Advertising Agency, Inc.; San Luis Estates, Inc.; San Sebastian Gold Mines, Inc.; and Universal Developers, Inc. He is the authorized representative of the Commerce/Sanseb Joint Venture. He is a Director and Treasurer of Mineral San Sebastian S.A. de C.V. Also, he is involved in various capacities with the following companies: General Lumber & Supply Co., Inc., Director; Edjo, Ltd., Director and Secretary; and Landpak, Inc., Director and Secretary.

Committees and Meetings

The Board of Directors has an Executive Committee. It does not have an Audit Committee, nor a Compensation or Investment Committee as the Board of Directors in its entirety or the Executive Committee act on those matters. The Executive Committee of the Board of Directors currently consists of Messrs. Edward L. Machulak and Edward A. Machulak (son of the President). The Executive Committee was formulated to provide the authority to act on behalf of the Directors during such time when the Directors are not in session; two members of the Directors are elected to this committee. The Executive Committee provides additional resources to assist management in making strategic decisions, consults with management on technical, tactical, organizational and administrative matters, acquisitions and dispositions, exploration targets, mergers and policies regarding the long-term growth of the Company. The fee paid to the Directors, except the President, was $250 for each meeting attended, and this fee was increased to $400 for each meeting attended effective October 1, 1996.

During the Company's fiscal year ended March 31, 1997, the Board of Directors met five times at the regularly scheduled meetings, and the Executive Committee met eight times. All of the Directors holding office attended 100% of the Board and Executive Committee Meetings.

The Director's fees (excluding the President) are based on a minimum of four quarterly scheduled meetings held in February, May, August and November of each year at $750 for each meeting held. Effective October 1, 1996, these fees were increased to $1,200 for each quarterly meeting held. These fees, together with travel and out-of-pocket expenses, if any, are payable quarterly on the date of each quarterly scheduled meeting or if no quarterly meeting is held then such fees are payable on the second Monday of said month that the meeting was to be held. On January 1, 1981, the Directors unanimously agreed by resolution that cash payment of Directors' fees will be deferred until such time as the Company has adequate annual operating profits and a cash flow to make such payments. This resolution was reconfirmed on October 16, 1992. On September 16, 1994, at the Annual Directors' Meeting, the Directors unanimously adopted a resolution that in lieu of cash payment of Directors' fees, the Directors have a right to obtain the Company's common shares on or before the close of each fiscal year based on the lowest bid price during the twelve-month period preceding the issuance of the common shares. The Directors are encouraged to own the Company's common shares.

During March 1997, two Directors exercised their rights to convert the sum due to them for Director fees and Officer compensation which combined amounted to $16,149 for 8,613 of the Company's common shares. The conversion price on these shares was based on the lowest bid price ($1.875) during the twelve-month period preceding the issuance of said shares.

                           EXECUTIVE COMPENSATION

                         SUMMARY COMPENSATION TABLE

The following table discloses compensation for the three fiscal years ended March 31, earned but not received by the Company's Chief Executive Officer; there was no other Company Executive Officer who was paid in excess of $100,000 in compensation in this fiscal year:
                                                            All Other
Name and Principal           Annual Compensation (1)      Compensation
Position            Year       Salary($)        Bonus($)    ($)(2)(3)
------------------  ----  -------------------- ----------  -----------
Edward L. Machulak  1997  $139,875 (None Paid) (1)&(1)(a)     None
(Chairman, Chief    1996  $114,750 (None Paid) (1)&(1)(a)     None
Executive Officer   1995  $114,750 (None Paid) (1)&(1)(a)     None
and Treasurer)

(1) The salaries payable to Edward L. Machulak amount to $1,344,015 and were accrued since April 1, 1981, or for a period of 16 years:11 years at $67,740, four and one-half years at $114,750, and six months at $13,750. The accrual of salaries is at the request of the Company to assist the Company with its cash preservation. The salaries do not include the value of perquisites and other personal benefits because the aggregate amount of such compensation, if any, does not exceed the lesser of $50,000 or ten percent of the total amount of accrued annual salary and bonus owed to him.

(1)(a) On February 16, 1987, by a Consent Resolution of all of the Directors, Edward L. Machulak, the President, was awarded as a bonus compensation the following: For a period of twenty (20) years, commencing the first day of the month following the month in which the Company begins to produce gold from its El Salvadoran gold mining operations, the Company will pay annually to the President two percent (2%) of the pre-tax profits earned from these operations. Since the Company, through its Joint Venture, is in the exploration, exploitation and development stage, there were no reported earned pre-tax profits.

(2) On March 11, 1991, the Directors decided that it would be in the best interest of the Company to reactivate its Executive Committee with authority to act on behalf of the Directors during such time when the Directors are not in session; two members were elected to this committee. The Executive Committee meets each month or more often when a regular Directors' meeting is not held. The members of the Executive Committee (excluding the President of the Company, who is a Director and a member of the committee) received a $250 compensation fee for each meeting attended. From October 1, 1996 the fees were increased to $400 a meeting. There was a 100% attendance at the Executive Committee meetings.

(3) Members of the Board of Directors who were Directors as of December 5, 1979, and Directors thereafter who have been a Director for a period of 15 years or more and do not stand for re-election shall become Directors Emeriti. Such Directors are entitled to receive notice of all Board meetings, to attend such meetings, and to receive Directors' fees regardless of attendance at any meeting, at a fee of not less than that provided prior to becoming a Director Emeritus. An individual serving solely as a Director Emeritus is not entitled to vote on any matter before the Board nor to be counted as a member of the Board for the purpose of determining a quorum. At present, there is no person who is not a Director that qualifies as a Director Emeritus.

(4) There have never been any arrangements or understandings between any Director and any other person pursuant to which any Director was selected as a Director.

          AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                 AND FISCAL YEAR-END OPTION/SAR VALUES

There were no Options/SAR benefits provided to any Officers for compensation during this fiscal period.

Board Compensation Committee Report on Executive Compensation

The Company's executive compensation program is administered by all of the Directors; presently Edward L. Machulak, Edward A. Machulak and Clayton H. Tebo. During the fiscal year ended March 31, 1997, the Directors have considered many factors such as business performance, cash preservation, Company goals, and whatever other component that was necessary to arrive at a just compensation for the Company's Officers. They also considered the needs of attracting, developing, rewarding and retaining highly qualified and productive individuals by providing them with attractive compensation awards. The Directors want to ensure compensation levels that are externally competitive and internally equitable, therefore, the Directors agreed to provide an encouraging executive stock ownership program to enhance a mutuality of interest with other shareholders. The Directors are committed to a strong, positive link between the Company's achievement of its goals, taking into consideration its financial condition and compensation and benefits plans.

Base Salary

The Directors review each executive officer's salary annually. In determining appropriate salary levels, they consider the level and scope of responsibility, experience, Company and individual performance, internal equity, as well as pay practices of other companies relating to executives of similar responsibility. By design, they strive to set executives' salaries at competitive market levels.

They believe maximum performance can be encouraged through the use of appropriate incentive programs. Incentive programs for executives are as follows:

Annual Incentives

Annual incentive awards are made to executives to recognize and reward corporate and individual performance. The Directors' plan provides an incentive fund. A portion of the available bonus is reserved for discretionary performance awards by the Company's President for other employees whose efforts and performance are judged to be exceptional. Due to the Company's preservation of cash and because the Company has limited revenues and it is not in full gold production, the incentives have been deferred, but are expected to be payable at some future date.

The amount individual executives may earn is directly dependent upon the individual's position, responsibility, and ability to impact the Company's financial success. External market data is reviewed periodically to determine competitive incentive opportunities for individual executives.

Equity-Based Compensation
Non-Statutory Stock Option ("NSO") and Stock Appreciation Rights ("SAR")
Plans

The purpose of these plans is to provide additional incentives to employees to work to maximize shareholder value. The NSO and SAR plans generally utilize a vesting period to encourage key employees to continue in the employ of the Company. The Directors are charged with responsibility for administering and granting non-statutory stock options and stock appreciation rights. Due to the Company not being in full gold production, thus undeterminable profits, no NSOs or SARs have ever been granted, but it is intended to provide these benefits at such time in the future as determined by the Directors.

Commerce Group Corp.'s 1994 Services and Consulting Compensation Plan

A Securities and Exchange Commission Form S-8 Registration Statement under the Securities Act of 1933 had been filed and was effective as of April 4, 1994, Registration No. 33-77226, registering a total of 500,000 of the Company's common shares, $0.10 par value. The purpose of this filing is to provide employees, consultants and others that perform services for the Company, its common shares in lieu of cash for services rendered. The Plan also provides that the Directors may provide stock and/or option grants under the terms and conditions of this agreement. Since April 4, 1994, the Company has issued under this Plan its common shares in payment for compensation as follows: Director fees, including accumulated fees from prior years, 26,152; due to Officers, 17,148; employee bonuses, 76,886; consulting fees, 20,200; and for services rendered, 118,361; for a total of 258,747 shares. None were issued to the President.

Chief Executive Officer

In order to induce the President of the Company, Mr. Edward L. Machulak, to continue using his best efforts to place the gold mines into production, the Directors have assured him that he will be adequately compensated for his achievements. This additional recompense is to make certain that the Company's goal to produce gold is realized. The Directors believe that the maximum performance will be achieved due to the assurance of this promise.

The fact that the President of the Company has not received any cash payment for salaries for more than 16 years and that the value of the amount due to him has deteriorated due to inflation and other factors, the Directors have agreed to justly take these conditions into consideration at such time when the Company will be in a position to make a cash payment or any other mutually satisfactory payment arrangement.

The Directors believe that the Company's President is achieving the Company's objective considering that the funding arrangements continue to be problematic.

Employment Agreements

With the exception of the disclosure made herein relative to Mr. Edward
L. Machulak's bonus compensation, and because the Directors have agreed that he will be adequately compensated at such time as the Company's Joint Venture will be producing gold, he has no separate employment agreements, but he has a general understanding of the incentive compensation to be provided to him. There are no termination or severance arrangements.

                            PERFORMANCE GRAPH

The following Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Media General Financial Services of Richmond, Virginia prepared the Company's Performance Graph assuming that $100 was invested on April 1, 1992, by the purchase of the Company's shares and it then compares the Company's performance over a five-year period against two measurements: the NASDAQ Market Index (used as the Broad Market Index) and the Peer Group Index (Industry SIC Code Index 1041--Gold Ores). It also assumes the reinvestment of dividends, if any, for each measurement period.

The information shown on the chart below is historical and does not reflect the value of the gold ore reserves.

[The chart/graph could not be converted into ASCII. The data used to make the chart/graph is listed below.]

                COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN
                   OF COMPANY, PEER GROUP AND BROAD MARKET

-----------------------------FISCAL YEAR ENDING MARCH 31----------------

COMPANY              1992    1993    1994    1995    1996    1997
-------              ----    ----    ----    ----    ----    ----
COMMERCE GROUP CORP.  100   106.25   68.75  225.00  137.50  106.25
NASDAQ MARKET INDEX   100   111.91  129.33  137.21  184.56  206.47
PEER GROUP INDEX      100    73.97  149.10  112.81  233.28  172.76

The Broad Market Index chosen was the NASDAQ Market Index.

              CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

(a) Transactions with Management and Others

The Company's past revenues have been insufficient to meet its financial obligations when they became due. Various transactions with management on an individual basis and with the affiliates were entered into by the Company in order to utilize assets whenever possible, other than cash to meet its or its affiliates' obligations when due and thereby preserve the Company's cash resources for use in meeting its other liabilities. These disclosures are updated herein as follows:

(1) Edward L. Machulak Transactions (President of the Company)

With the consent and approval of the Directors, the President of the Company, as an individual and not as a Director or Officer of the Company, entered into the following financial transactions with the Company, the status of which is reflected as of March 31, 1997:

The Company, in an attempt to preserve cash, had prevailed on its President to accrue his salary for the past 16 years: 11 years at $67,740 annually ($745,140); four and one-half years at $114,750 annually ($516,375); and six months at $13,750 ($82,500) for a total of
$1,344,015.

The amount of funds which the Company has borrowed from its President from time to time, together with accrued interest, amounts to $1,839,465. To evidence this debt, the Company had issued its President a series of open-ended, secured, on-demand promissory notes, with interest payable monthly at the prime rate plus 2%, but not less than 16% per annum.

In order to satisfy the Company's cash requirements from time to time, the Company's President has sold or pledged as collateral for loans, shares of the Company's common stock owned by him. In order to compensate its President for selling or pledging his shares on behalf of the Company, the Company has made a practice of issuing him the number of restricted shares of common stock equivalent to the number of shares sold or pledged, plus an additional number of shares equivalent to the amount of accrued interest calculated at the prime rate plus 3% per annum and payable monthly.

The Company received all of the net cash proceeds from the sale or from the pledge of these shares. The Company returned all of the shares (58,900) borrowed from him and issued 26,887 restricted common shares in full payment for the interest during this fiscal period. It may owe additional common shares for such shares loaned or pledged by him for collateral purposes to others for the benefit of the Company, all in accordance with the terms and conditions of Director approved open-ended loan agreements dated June 20, 1988, October 14, 1988, May 17, 1989, and April 1, 1990.

On February 16, 1987, the Company granted its President, by unanimous consent of the Board of Directors, compensation in the form of a bonus in the amount of 2% of the pre-tax profits realized by the Company from its gold mining operations in El Salvador, payable annually over a period of 20 years commencing on the first day of the month following the month in which gold production commences.

President's Ownership of Mineral San Sebastian S.A. de C.V. (Misanse) Common Shares

Prior proxy statements have detailed the circumstances in which the President has acquired on December 10, 1993, the ownership of 203 Misanse common shares. In addition, as of June 1995, he personally, for his own account, purchased an additional 264 Misanse common shares from a Misanse shareholder in an arms-length transaction. There are a total of 2,600 Misanse shares issued and outstanding. The Company has agreed in connection with the issuance of the mining concession from the Government of El Salvador not to exceed its 52% Misanse stock ownership.

Collateral Pledged to Secure the Promissory Notes

The following collateral is held by him: (1) 2,002,037 shares of the Sanseb $0.10 par value common stock; (2) 1,346 Mineral San Sebastian, S.A. de C.V. common shares, 100 colones par value; (3) 300 Homespan Realty Co., Inc. no par value common shares; (4) 1,800 Universal Developers, Inc. no par value common shares; (5) 419,000 International Property Exchange, Inc. $0.05 par value common shares; (6) one voting membership certificate of San Luis Valley Irrigation Well Owners, Inc.;
(7) certificate no. 312 consisting of .001447 units of Augmentation Plan Number One of San Luis Valley Irrigation Well Owners, Inc.; (8) 100 Piccadilly Advertising Agency, Inc. $0.10 par value common shares; (9) two Deeds of Trust to Colorado Public Trustee granted by San Luis Estates, Inc. to Edward L. Machulak are described as follows: one Deed of Trust is dated March 20, 1984, and includes four parcels of land; and the other Deed of Trust is dated October 4, 1982, and consists of six parcels of land located in the San Luis North Estates Subdivision, Costilla County, Colorado; (10) a deed of trust (jointly held with a related company in which he is involved) which contains approximately 331 acres of real estate known as the "Standing Rock Campground" located in the Lake of the Ozarks, Camden County, Missouri; (11) assignment with others, the concession granted to Misanse which was assigned by Misanse to the Joint Venture; (12) all of its current investment holdings; (13) all other miscellaneous assets owned by the Company filed under the Uniform Commercial Code requirements, and all other assets owned by the Joint Venture and/or its subsidiaries; (14) the assignment and pledge of all the rights, titles, claims, remedies, and interest held by the Commerce/Sanseb Joint Venture which was formed on September 22, 1987; and
(15) the cross-pledge collateral rights.

(2) Edward L. Machulak Rollover Individual Retirement Account (ELM RIRA)

The Company had borrowed an aggregate of $400,919, including accrued interest, from the Company's President's ELM RIRA. These loans are evidenced by the Company's open-ended, secured, on-demand promissory note, with interest payable monthly at the prime rate plus 4% per annum, but not less than 16% per annum.

The following collateral is held by the ELM RIRA: (1) assignment with others, the concession granted to Misanse which was assigned by Misanse to the Joint Venture; (2) the assignment and pledge of all the rights, titles, claims, remedies, and interest held by the Commerce/Sanseb Joint Venture which was formed on September 22, 1987; and (3) the cross-pledge collateral rights.

(3) General Lumber & Supply Co., Inc. ("General Lumber")

Also with the consent and approval of the Directors, a company in which the President has a 55% ownership entered into the following agreements, and the status is reflected as of March 31, 1997.

This related company has been issued an open-ended, secured, on-demand promissory note which at March 31, 1997 amounts to $963,152; the annual interest rate is 4% plus the prime rate, but not less than 16%, and it is payable monthly.

The Company leases approximately 4,032 square feet on a month-to-month basis for its corporate headquarters office; the monthly rental charge is $2,789, and the annual amount charged for the past three fiscal years is as follows: 1997, $33,468; 1996, $28,316; and 1995, $25,740.

The same related company provides consulting, administrative services, use of data processing equipment, use of its vehicles and other property as required by the Company. Total charges for these services were as follows: 1997, $7,950; 1996, $7,920; and 1995, $7,620.

In lieu of cash payments for the office space rental and for the consulting, administrative services, etc., these amounts due are added each month to this related company's open-ended, secured, on-demand promissory note issued by the Company.

In addition, this related company does use its credit facilities to purchase items needed for the Joint Venture's mining needs.

On June 10, 1996, in consideration for the partial cancellation of the Company's debt due ($292,500) to this related party, 130,000 restricted common shares were issued to it.

On January 10, 1997, this related party purchased 68,000 of the Company's restricted common shares at a price of $2.00 a share. It also received a four-year stock option expiring on January 9, 2001, to purchase 68,000 of the Company's restricted common shares at a price of $3.00 for each share. This transaction had the same terms as were entered into with other third party arms-length transactions.

The collateral specifically pledged to General Lumber securing the Promissory Note is as follows: (1) 48,645 San Luis Estates, Inc. common shares, $0.50 par value; (2) a deed of trust issued jointly with the President of the Company dated November 3, 1983, by and between Homespan Realty Co., Inc., as party of the first part, which is a lien on the 331-acre Standing Rock Campground located in Camdenton, Missouri; (3) an interest with the President of the Company in an assignment and pledge of all of the corporate assets and on all of its subsidiaries' assets which has been filed under the Uniform Commercial Code requirements; (4) assignment with others, the concession granted to Misanse which was assigned by Misanse to the Joint Venture; (5) the assignment and pledge of all the rights, titles, claims, remedies, and interest held by the Commerce/Sanseb Joint Venture which was formed on September 22, 1987; and
(6) the cross-pledge collateral rights.

The Company purchased during its fiscal year ended March 31, 1997, on behalf of its Joint Venture, various items that it required from time to time. These purchases are believed to have been at a price and at terms equal to or better than generally offered to others.

(4) Sylvia Machulak Rollover Individual Retirement Account

The President's wife's Individual Retirement Account ("IRA") has the Company's open-ended, secured, on-demand promissory note in the sum $207,475 which bears interest at an annual rate of prime plus three
percent, but not less than 16% and the interest is payable monthly.   The
President's wife on December 14, 1996, purchased 83,900 restricted common shares, $0.10 par value, for a sum of $167,800. She simultaneously acquired a four-year stock option to purchase 83,900 of the Company's restricted common shares at a price of $3.00 each which expires December
13, 2001.   This transaction had the same terms as were entered into with other third party arms-length transactions.

This IRA has as collateral the following: (1) 48,645 San Luis Estates, Inc. common shares, $0.50 par value; (2) 12 lots located in Fort Garland, Costilla County, Colorado; (3) 30 lots located in the San Luis North Estates Subdivision, Costilla County; (4) assignment with others, the concession granted to Misanse which was assigned by Misanse to the Joint Venture; (5) assignment and pledge of all the rights, titles, claims, remedies, and interest held by the Commerce/Sanseb Joint Venture which was formed on September 22, 1987; and (6) the cross-pledge collateral rights.

(5) Cross-Pledge Collateral Agreement

The President, Edward L. Machulak, as an individual and not as a Director or Officer of the Company, the Edward L. Machulak Rollover Individual Retirement Account, General Lumber, and the Sylvia Machulak Rollover Individual Retirement Account, individually are entitled to specific collateral that has been pledged to them by the Company, its subsidiaries, affiliates, and the Joint Venture. Upon default by the Company, or its subsidiaries, affiliates, or the Joint Venture, Edward L. Machulak, the Edward L. Machulak Rollover Individual Retirement Account, General Lumber, and the Sylvia Machulak Rollover Individual Retirement Account have the first right to the proceeds from the specific collateral pledged to each of them. The Company, its subsidiaries, its affiliates, and the Joint Venture also have cross-pledged the collateral without diminishing the rights of the specific collateral pledged to each of the following: Edward L. Machulak, the Edward L. Machulak Rollover Individual Retirement Account, General Lumber, and the Sylvia Machulak Rollover Individual Retirement Account. The purpose and the intent of the cross-pledge of collateral is to assure Edward L. Machulak, the Edward L. Machulak Rollover Individual Retirement Account, General Lumber, and the Sylvia Machulak Rollover Individual Retirement Account, that each of them would be paid in full; and, any excess collateral that would be available is for the purpose of satisfying any debts and obligations due to each of the named parties. The formula to be used (after deducting the payments made from the specific collateral) is to total all of the debts due to Edward L. Machulak, the Edward L. Machulak Rollover Individual Retirement Account, General Lumber, and the Sylvia Machulak Rollover Individual Retirement Account, and then to divide the total debt into each individual debt to establish each individual percentage of the outstanding debt due. This percentage then will be multiplied by the total of the excess collateral to determine the amount of proceeds derived from the excess collateral due to each of them.

(6) Cancellation of the Inter-Company Debts Upon Default

Since part of the collateral pledged to Edward L. Machulak, the Edward L. Machulak Rollover Individual Retirement Account, General Lumber, and the Sylvia Machulak Rollover Individual Retirement Account is the common stock of Homespan Realty Co., Inc., Piccadilly Advertising Agency, Inc., San Sebastian Gold Mines, Inc., San Luis Estates, Inc.; Mineral San Sebastian, S.A. de C.V., Universal Developers, Inc., and the interest in the Commerce/Sanseb Joint Venture, the Company agreed, upon default of the payment of principal or interest to any of the lenders mentioned herein, that it will cancel any inter-company debts owed to the Company by any of its wholly-owned subsidiaries or affiliates at such time as any of the stock or Joint Venture ownership is transferred as a result of default of any promissory note.

(7) Guarantors

The agreement among the lenders further confirms that the Company and all of the following are guarantors of loans made to each of the lenders mentioned above: Commerce/Sanseb Joint Venture; Homespan Realty Co., Inc.; Piccadilly Advertising Agency, Inc.; San Luis Estates, Inc.; San Sebastian Gold Mines, Inc.; and Universal Developers, Inc. They jointly and severally guaranteed payment of the note(s) that the Company and they caused to be issued and also agreed that these note(s) may be accelerated in accordance with the provisions contained in the agreement and/or any collateral or mortgage/deeds of trust securing these notes. Also, the Company and all of its subsidiaries and affiliates, including the Commerce/Sanseb Joint Venture, agreed to the cross-pledge of the collateral for the benefit of Edward L. Machulak, the Edward L. Machulak Rollover Individual Retirement Account, General Lumber, and the Sylvia Machulak Rollover Individual Retirement Account.

(8) Directors' Transactions

The Directors, by their agreement, have deferred cash payment of their Director fees beginning on January 1, 1981, until such time as the Company's operations are profitable. In the past, Directors were allowed to cancel the payment for fees earned by them by accepting the Company's restricted common shares. Said pricing of shares varied and were dependent partially on the market value of the tradable common shares. The Director fees were $750 for each quarterly meeting and $250 for attendance at any other Directors' meeting. Beginning with October 1, 1996, the Director fees are $1,200 for each quarterly meeting and $400 for the attendance of any other Directors' meeting. The Executive Director fees were fixed at $250 for each meeting; however, beginning on October 1, 1996, the fees were increased to $400 a meeting. The Directors and Officers have a right to exchange the amount due to them for the Company's common shares. The Director/President of the Company does not receive any Director fees.

On September 16, 1994, the Directors adopted a resolution offering the Directors and Officers of the Company (President not included) a right to exchange the compensation due to them for the Company's common shares valued at the lowest bid quote reflected in the NASD Monthly Statistical Report during a twelve-month period preceding the exercise of this right during March of each fiscal year. During March 1997, the Directors/Officers exercised their rights to purchase 8,613 shares at a price of $1.875 per share in payment of all compensation due to them as of March 31, 1997.

(9) Machulak, Hutchinson, Robertson, Dwyer & O'Dess, S.C. ("Law Firm")

The Law Firm which represents the Company in which a son of the President is a principal is owed the sum of $137,069 for legal services rendered some of which dates back to the amount due from July 1984. The amount due is based on the present current hourly rate charged to the Company. By agreement, these fees are to be adjusted to commensurate with the hourly fees charged by the Law Firm on the date of payment. Also, the son of the President and his son's wife have the Company's open-ended, on-demand promissory note in the sum of $50,518 which bears interest at an annual rate of 16% payable monthly.

(10) Intercompany Transactions and Other Transactions

(a) In addition to the transactions between the Company and General Lumber, and certain individuals who also are Directors and Officers of the Company and between the Company and its Officers, Directors and affiliates, the Company has had transactions with its majority-owned subsidiaries, San Luis Estates, Inc., Universal Developers, Inc., Homespan Realty Co., Inc., Piccadilly Advertising Agency, Inc., San Sebastian Gold Mines, Inc., Mineral San Sebastian S.A. de C.V., and substantial transactions with the Commerce/Sanseb Joint Venture.

(b) The Company advances funds, allocates and charges its expenses to the Joint Venture. The Joint Venture in turn capitalizes all of these advances, costs and expenses until such time as it resumes its gold mine operations into full production. When full production commences, these capitalized costs will be charged as an expense based on a per ton production basis. The Company also charges interest for its advances to the Joint Venture which interest rate is established to be the prime rate quoted on the first day of each month plus four percent and said interest is payable monthly.


Company Advances to the Joint Venture    Total Advances  Interest Charges
-------------------------------------    --------------  ----------------
Balance April 1, 1990                      $1,625,163       $  252,060
 Year ended March 31, 1991                    718,843          266,107
 Year ended March 31, 1992                    698,793          312,004
 Year ended March 31, 1993                  1,003,617          347,941
 Year ended March 31, 1994                  1,155,549          451,180
 Year ended March 31, 1995                  2,884,078          751,389
 Year ended March 31, 1996                  4,303,045        1,286,739
 Year ended March 31, 1997                  4,864,413        1,567,375
                                           ----------       ----------
Gross advances                            $17,253,501       $5,234,795
Less proceeds received from gold sales:
 Year ended March 31, 1996   $1,180,279
 Year ended March 31, 1997      969,721    (2,150,000)
                              ---------   -----------
Balance                                   $15,103,501

Advances by three of the Company's
wholly-owned subsidiaries                     590,265                0
                                          -----------       ----------

Total advances through March 31, 1997     $15,693,766       $5,234,795
                                          ===========       ==========

(c)  Transaction with Pension or Similar Plans

     During December 1983, the Company's Board of Directors authorized the Company to establish a Cash or Deferred Profit Sharing Plan and Trust to meet the requirements for a qualified employee benefit plan as set forth in Section 401 et seq of the 1954 Internal Revenue Code, Section 401(k) and further authorized that, in lieu of cash, certain assets could be placed in this plan for those who qualify. Since all of the Company's assets are pledged as collateral, in connection with outstanding loans, and because of the Company's limited cash position, this plan was not effected, however it is intended to effectuate the plan as soon as it is able to fund it.

(d)  Transactions with Promoters

     The Company has entered into several consulting agreements with finders of funds. These finders may be deemed to be promoters.

(e)  Termination of Employment--None

(f)  Compliance with Section 16(a) of the 1934 Act

     The Company believes that each Director and/or Officer has not intentionally been remiss in filing Securities and Exchange Commission Forms 3, 4, or 5 and amendments thereto on a timely basis during the fiscal year ended March 31, 1997. The Company is not responsible for incorrect information supplied to it by its Directors or Officers in regard to compliance with Section 16(a) of the 1934 Act.

PROPOSAL NO. 2--RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC
ACCOUNTANTS

The Board of Directors has selected the certified public accounting firm of Redlin and Associates as the Company's independent accountants for the fiscal year ended March 31, 1998. Shareholders will be asked to ratify the selection of Redlin and Associates at the Annual Meeting. Ratification will require the favorable vote of the holders of a majority of the common stock represented and voting at the Meeting. Although ratification of the accountants by the shareholders is not legally required, the Company's Board of Directors believes such ratification to be in the best interest of the Company. If the shareholders do not ratify this appointment, other firms of certified public accountants will be considered by the Board of Directors. Redlin and Associates were the Company's independent accountants for the fiscal year ended March 31, 1997. Mr. Bruce Redlin, principal of Redlin and Associates, has been conducting audits for the Company beginning with the March 31, 1982 audit. A representative of Redlin and Associates is expected to attend the Annual Meeting with the opportunity to make a statement if they desire to do so and be available at that time to respond to appropriate questions.

             SHAREHOLDERS' PROPOSAL FOR NEXT ANNUAL MEETING

Any proposal of a shareholder intended to be presented at the next annual meeting of shareholders, expected to be held on Saturday, September 26, 1998, must be received at the office of the Secretary of the Company by January 9, 1998, if such proposal is to be considered for inclusion in the Company's proxy statement and form of proxy relating to that meeting.

                              ANNUAL REPORT

The Company's fiscal year ended March 31, 1997 Annual Report to
Shareholders has been mailed to shareholders concurrently herewith, but such report is not incorporated in this Proxy Statement and is not deemed to be a part of this proxy solicitation material.

On or about June 27, 1997, the Company filed with the Securities and Exchange Commission its Annual Report on Form 10-K. This Report contains detailed information concerning the Company and its operations, supplementary financial information and certain schedules which, except for exhibits, are included in the Annual Report to Shareholders. A copy of the Annual Report will be furnished without charge upon written request to: Investor Relations, Commerce Group Corp., 6001 North 91st Street, Milwaukee, Wisconsin 53225.

                        EXPENSES OF SOLICITATION

The total cost of this solicitation will be borne by the Company. In addition to use of the mails, certain officers, directors and regular employees of the Company, without receiving additional compensation, may solicit proxies personally by telephone or facsimile. The Company may reimburse persons holding shares in their own names or in the names of their nominees for expenses they incur in obtaining instructions from beneficial owners of such shares.

                             OTHER MATTERS

Management knows of no other business to be presented at the Meeting, but if other matters do properly come before the Meeting, it is intended that the persons named in the proxy will vote on said matters in accordance with their best judgment.

The above Notice, Proxy Statement and Form of Proxy are sent by Order of the Board of Directors. The Directors urge you to attend this meeting and if you are not able to attend, please submit your proxy. Your interest and cooperation is greatly appreciated.


                                             Edward A. Machulak

                                       Executive Vice President
                                        and Corporate Secretary
August 1, 1997

PROXY                       COMMERCE GROUP CORP.                   PROXY
                           6001 North 91st Street
                       Milwaukee, Wisconsin 53225-1795

         This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Edward L. Machulak and Edward A. Machulak as Proxies each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of Commerce Group Corp. held of record by the undersigned on July 31, 1997, at the annual meeting of shareholders to be held on September 26, 1997, or any adjournment or adjournments thereof.

1. ELECTION OF ONE DIRECTOR: _____ FOR the nominee listed below
                             _____ WITHHOLD AUTHORITY
                                   to vote for the nominee listed below

Edward A. Machulak, Class II Director, term expiring at the 2000 Annual Shareholders' Meeting

2. Proposal to approve the appointment of REDLIN AND ASSOCIATES as independent public accountants of the corporation.

                _____ FOR     _____ AGAINST  _____ ABSTAIN


3. In their discretion on any other matter which may properly come before the meeting or any adjournment or adjournments thereof.

                (Continued and to be signed on reverse side)

                        (Continued from other side)

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted for the election of the listed director, and for the appointment of Redlin and Associates as independent public accountants of Commerce Group Corp.

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign as full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.


                             Dated _____________________1997



                             _______________________________
                             Signature

                             _______________________________
                             Signature if held jointly

(Please mark, sign, date and return the proxy card promptly, using the enclosed envelope.)